UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

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Filed by a Party other than the Registrant ☐

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☐           Preliminary proxy statement.
☐           Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒           Definitive Proxy Statement.
☐           Definitive Additional Materials.
☐           Soliciting Material Pursuant to Rule 14a-12.

Commission File No.  001-33999

NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

April 30, 2014

Dear Shareholder:

We are pleased to invite you to attend the 2014 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., to be held on May 29, 2014 at the Graves 601 Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, commencing at 10:00 a.m. local time.

The formal notice of the meeting and proxy statement follows this cover letter.  Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K, for the year ended December 31, 2013.

We hope you are able to attend the meeting.

Thank you.

Northern Oil and Gas, Inc.
Michael L. Reger
Chairman and Chief Executive Officer

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 29, 2014
___________________________

To the Shareholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2014 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., a Minnesota corporation, will be held on May 29, 2014, at the Graves 601 Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, commencing at 10:00 a.m. local time, for the following purposes:

1.	To elect six directors to serve until the Annual Meeting of Shareholders in 2015;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	To approve, by a non-binding advisory vote, the compensation paid to our named executive officers.

Only shareholders of record at the close of business on April 3, 2014, are entitled to notice of, and to vote at, the 2014 Annual Meeting of Shareholders or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 29, 2014.  The following proxy materials and information are available for you to review online at www.northernoil.com/annual-meeting: (i) our notice of annual meeting and proxy statement (which includes directions on how to attend and vote at the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2013; and (iii) our form of proxy card.

You are invited and urged to attend the meeting in person.  Whether or not you are able to attend the meeting in person, we urge you to vote your shares as promptly as possible.  If you attend the meeting, you may vote your shares in person if you wish, whether or not you submitted a proxy prior to the meeting.

By Order of the Board of Directors
Michael L. Reger
Chairman and Chief Executive Officer

Wayzata, Minnesota
April 30, 2014

i

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 29, 2014

THE ANNUAL MEETING

We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting of Shareholders of Northern Oil and Gas, Inc. to be held on May 29, 2014, at the Graves 601 Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, commencing at 10:00 a.m. local time.  No cameras or recording equipment will be permitted at the meeting.

Definitive copies of this proxy statement and related proxy card are first being sent on or about April 30, 2014 to all shareholders of record at the close of business on April 3, 2014 (the “record date”).  On the record date there were 60,977,702 shares of our common stock outstanding and entitled to vote at the meeting, which were held by approximately 361 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting.  The attendance by proxy or in person of holders of one-half of the total voting power of the outstanding shares of our company’s common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum to hold the meeting.  Abstentions and broker non-votes are counted as present for establishing a quorum, but are not counted towards approval of the proposal to which such abstention or non-vote relates.  A broker “non-vote” occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a properly executed proxy is returned and the shareholder has not indicated how the shares are to be voted at the meeting, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and will be voted in favor of each proposal presented at the meeting.  If a properly executed proxy is returned and the shareholder has withheld authority to vote for one or more nominees or voted against or abstained from voting on the ratification of our independent registered public accountant, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Voting by proxy.  Even if you plan to attend the meeting, please execute the proxy card promptly by signing, dating and returning the enclosed proxy card by mail in the return envelope provided, or you may vote those shares telephonically by calling the telephone number shown on the proxy card or via the Internet at the web site shown on the voting instruction form.

Voting in person at the meeting.  If you plan to attend the meeting, you can vote in person.  In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

Multiple proxy cards.  If you receive more than one proxy card, it likely means that you have multiple accounts with the transfer agent.  Please vote all of the shares.

Revoking your proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the meeting.  There are several ways you can do this:

●	by filing a written notice of revocation with our corporate secretary prior to commencement of the meeting;

●	by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or

●	by attending the meeting and voting in person.

If Your Shares are Held in “Street Name”

Voting by proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee (i.e. the “holder of record”) that you must follow in order for your shares to be voted.

Voting in person at the meeting.  If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

Multiple proxy cards.  If you receive more than one proxy card, it likely means that you have multiple accounts with a stockbroker.  Please vote all of the shares.

Revoking your proxy.  If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

Voting Rules

By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof.  Shares represented by a proxy properly submitted prior to the meeting will be voted at the meeting in the manner specified on such proxy.  If you return your proxy but do not specify how you want to vote your shares at the meeting, your shares will be voted in accordance with the recommendation of our board of directors on each proposal.

Voting List

Our bylaws require that we make available for inspection by any shareholder, at least ten days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, for a period of ten days prior to such meeting and during the whole time of the meeting.

Such list will be available for inspection during normal business hours by appropriate parties at our principal executive offices located at 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391.  If you would like to review such list, please contact Investor Relations in advance via telephone at (952) 476-9800 or by mail to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Investor Relations.

Tabulating the Vote

Wells Fargo Shareowner Services, our transfer agent, will tabulate votes in preparation for the meeting and will act as inspector of election at the meeting.  All votes received prior to the meeting date, and all votes cast at the meeting, will be tabulated by our transfer agent, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

We will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Shareholders are not entitled to any dissenter’s or appraisal rights for any of the proposals set forth in this Proxy Statement.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

During the 2013 fiscal year, our board of directors held twelve meetings, our audit committee held five meetings, our compensation committee held nine meetings and our nominating committee held two meetings.  Each board member attended at least 75% of the board of directors meetings held in 2013 and each member of the audit, compensation and nominating committees attended at least 75% of the applicable committee meetings held in 2013 for which he or she was a committee member.

Board Committees

The board of directors has standing audit, compensation and nominating committees.  All three committees consist solely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors.

Name	Audit Committee	Compensation Committee	Nominating Committee	Independent Directors
Lisa Bromiley	✓*	✓*		✓*
Robert Grabb	✓		✓	✓
Delos Cy Jamison			✓	✓
Jack King		✓	✓*	✓
Michael Reger
Richard Weber	✓	✓		✓
___________________________

*	Denotes committee chairperson. Ms. Bromiley also serves as our lead independent director.

We have adopted written charters for each of our committees.  Current copies of all committee charters appear on the corporate governance section of our website at www.northernoil.com and are available in print upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The audit committee’s primary function is to assist our board of directors in its general oversight of our company’s corporate accounting, financial reporting, internal control and audit functions.  The audit committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Ms. Bromiley is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  Each of our current audit committee members and each member who served on the committee in 2013 is considered to be an “independent director” as defined in the NYSE MKT Company Guide.

To assist the audit committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our audit committee is also provided access to our general counsel and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our compensation committee charter authorizes our compensation committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the chief executive officer and other key executives, as well as equity-based compensation awarded to any employee.  The compensation committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The compensation committee may also consult with our audit committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is a former or current officer or employee of our company or is an executive officer of another company where an executive officer of our company serves as a director.

Nominating Committee

Our nominating committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the nominating committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the nominating committee deems relevant.  The nominating committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of experience and skills is one of the other criteria that the nominating committee may deem relevant in its evaluation.

Our nominating committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our board of directors.  The nominating committee identifies and evaluates nominees through internal discussions with committee members, management and other board members.  The nominating committee meets annually to review board qualifications, assess whether our existing board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our board of directors.

Pursuant to procedures adopted by our nominating committee, shareholders who wish to recommend individuals for consideration by our nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our nominating committee, c/o Corporate Secretary, 315 Manitoba Avenue, Suite 200, Wayzata, MN 55391. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships.  The submission must be accompanied by a written consent of the individual to stand for election if nominated by our nominating committee and to serve if elected by our board of directors or our shareholders, as applicable.  Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Our nominating committee charter provides that the nominating committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The nominating committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our board has determined each of Lisa Bromiley, Robert Grabb, Delos Cy Jamison, Jack King, and Richard Weber to be an “independent director” as defined in the NYSE MKT Company Guide.  In this regard, the board of directors has affirmatively determined that a majority of its members are independent directors.  There are no familial relationships between any of our directors and executive officers.

Board Leadership Structure and Role in Risk Oversight

Mr. Reger has been our chief executive officer and chairman of the board since March 2007.  We believe that Mr. Reger’s combined service in these roles creates unified leadership for the board and our company, with one cohesive vision for our organization.  This leadership structure, which is common among U.S.-based publicly traded companies, demonstrates to those with whom we do business, our employees and our shareholders that we are under strong leadership.  We believe the oversight provided by all of our board’s independent directors and the work of our board’s committees provides effective oversight of our strategic plans and operations.  In addition, our board has established an executive committee with various additional oversight duties, including monthly meetings and financial review with management and the oversight of strategic planning.  Further, since 2010 Ms. Bromiley has served as our lead independent director to ensure proper oversight of the board by another independent director in addition to our chairman.  Our lead independent director acts as a liaison between the non-management directors and management, chairs the executive sessions of non-management directors and consults with the chairman on agendas for the board.  We believe having one person serve as chairman and chief executive officer combined with the additional enhanced oversight leadership provided by our lead independent director and our executive committee is consistent with the best interests of our company and our shareholders.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  The board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The audit committee of the board is primarily responsible for monitoring management’s responsibility in the area of risk oversight.  Accordingly, management regularly reports to our lead independent director and the audit committee on risk management.  The lead independent director and audit committee, in turn, report on the matters discussed at the committee level to the full board.  The audit committee and the full board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Shareholder Communications with Board Members

The board of directors has provided the following process for shareholders to send communications to the board and/or individual directors.  All communications from shareholders should be addressed to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200 in Wayzata, Minnesota 55391, Attention: Corporate Secretary.  Communications to individual directors, including the Chairman of the Board, may also be made to such director at our address.  All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The board of directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics can be found on the corporate governance section of our website at www.northernoil.com and is available in print upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of shareholders.  We generally hold a board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting.  Six of our directors attended our 2013 annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on April 1, 2014, held by those persons known to beneficially own more than 5% of our capital stock, by our directors and director nominees, by our named executive officers (as defined under “Executive Compensation” below) and by our directors and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 60,977,702 shares of common stock outstanding as of April 1, 2014.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the shareholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the shareholder has a right to acquire within 60 days after April 1, 2014 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.

Name (1)	Number of Shares		Percent of Common Stock
Certain Beneficial Owners:
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	5,520,027	(2)	9.1%
FMR LLC 82 Devonshire Street, Boston, MA 02109	9,340,933	(3)	15.3%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	8,981,620	(4)	14.7%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	3,893,758	(5)	6.4%
Directors and Executive Officers:
Michael Reger	2,952,812	(6)	4.8%
Lisa Bromiley	92,535	(7)	*
Robert Grabb	125,238		*
Delos Cy Jamison	25,500		*
Jack King	121,249	(8)	*
Richard Weber	32,500		*
Thomas Stoelk	174,596		*
Erik Romslo	53,839		*
Brandon Elliott	39,279		*
Directors and Current Executive Officers as a Group (9 persons)	3,623,552	(9)	5.9%
__________

*	Denotes less than 1% ownership.

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each member of management and each director is care of our company.

(2)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. on January 30, 2014, and reflects beneficial ownership as of December 31, 2013.  BlackRock, Inc. has sole voting power with respect to 5,279,918 shares and sole dispositive power with respect to 5,520,027 shares.

(3)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by FMR LLC on March 10, 2014, and reflects beneficial ownership as of December 31, 2013.  FMR LLC has sole voting power with respect to 518,769 shares and sole dispositive power with respect to 9,340,933 shares.  Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 7,704,768 shares as a result of acting as investment adviser to various investment companies.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 7,704,768 shares owned by the Funds.  Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 1,117,396 shares as a result of acting as investment adviser to various investment companies.  Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 1,117,396 shares owned by the SelectCoFunds.  Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.  Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 70,300 shares as a result of its serving as investment advisor to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares.  Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 70,300 shares and sole power to vote or to direct the voting of 70,300 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC as reported above.  Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 448,469 shares as a result of its serving as investment manager of institutional accounts owning such shares.  Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 448,469 shares and sole power to vote or to direct the voting of 448,469 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

(4)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by T. Rowe Price Associates, Inc. on February 11, 2014, and reflects beneficial ownership as of December 31, 2013.  T. Rowe Price Associates, Inc. has sole voting power with respect to 2,066,320 shares and sole dispositive power with respect to 8,981,620 shares.  T. Rowe Price New Horizons Fund, Inc. has the sole voting power with respect to 3,535,000 shares and no sole dispositive power.  These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities.  For the purposes of reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by The Vanguard Group on February 12, 2014, and reflects beneficial ownership as of December 31, 2013.  The Vanguard Group has sole voting power with respect to 99,550 shares, sole dispositive power with respect to 3,798,908 shares and shared dispositive power with respect to 94,850 shares.  Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 94,850 shares as a result of its serving as investment manager of collective trust accounts.  Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,700 shares as a result of its serving as investment manager of Australian investment offerings.

(6)	Includes 1,000 shares held by Mr. Reger’s spouse.

(7)	Includes 55,872 shares subject to options held by Ms. Bromiley.
(8)	Includes 86,000 shares subject to options held by Mr. King and 200 shares held by Mr. King’s daughter.

(9)
Consists of all shares held by directors and current executive officers at April 1, 2013.  Includes 1,000 shares held by Mr. Reger’s spouse, 200 shares held by Mr. King’s daughter and an aggregate of 241,872 shares covered by options held by our directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.  Such officers, directors and shareholders are required by the SEC to furnish us with copies of all such reports.  To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were timely filed and met, except that we filed one Form 4 for each of Messrs. Reger, Elliott and Romslo late by one day due to technical difficulties.  Each such Form 4 related to a single transaction (a compensatory stock grant for Mr. Reger and a forfeiture of shares to cover tax withholding obligations for Messrs. Elliott and Romslo.)

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company as provided by Minnesota law.  Directors are elected each year at the annual meeting by our shareholders.  We do not have a classified board of directors.  Six directors will be elected at this year’s meeting.  Each director’s term will last until the 2015 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company.  There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting.  Set forth below is information furnished with respect to each nominee for election as a director.

Name	Age	Position(s)
Michael Reger	38	Director, Chairman of the Board and Chief Executive Officer
Lisa Bromiley	41	Director, Lead Independent Director
Robert Grabb	62	Director
Delos Cy Jamison	64	Director
Jack King	61	Director
Richard Weber	50	Director

Mr. Reger is a founder of our predecessor, Northern Oil and Gas, Inc., and has served as Chairman of the Board and Chief Executive Officer of our company since March 2007.  Mr. Reger has been involved in the acquisition of oil and gas mineral rights for his entire career.  Mr. Reger began working the oil and gas leasing business for his family’s company, Reger Oil, in 1992 and worked as an oil and gas landman for Reger Oil from 1992 until co-founding Northern in 2006.  Mr. Reger holds a B.A. in Finance and an M.B.A. in finance/management from the University of St. Thomas in St. Paul, Minnesota.  The Reger family has a history of acreage acquisition in the Williston Basin dating to 1952.

Ms. Bromiley has served as a director since September 2007 and was appointed lead independent director of our company in November 2010.  From 2010 to the present, Ms. Bromiley has provided executive financial and accounting consulting services for mergers, acquisitions, bankruptcy reorganizations and raising capital with SolomonEdwardsGroup, LLC, a national CFO services firm, except from April 2012 to September 2013, when she served as Vice President of Business Development for Epsilon Energy Ltd., a public independent oil and gas exploration company focused on the Marcellus Shale in Pennsylvania and Bakken Shale of Saskatchewan.  Ms. Bromiley served as Chief Financial Officer and Treasurer of Platinum Energy Resources, Inc., a public independent oil and gas exploration and production company, from August 2008 to June 2009.  She served as Chief Financial Officer of Flotek Industries, Inc., a public oilfield service company, from April 2004 to August 2008.  Prior to joining Flotek, Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for three Fortune 500 companies.  Ms. Bromiley served in various accounting, finance, SEC reporting and risk management positions.  Ms. Bromiley is a Certified Public Accountant.  Ms. Bromiley is a member of the American Institute of Certified Public Accountants, KPMG Audit Committee Institute, Financial Executives International and National Association of Corporate Directors. Ms. Bromiley holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Mr. Grabb has served as a director since May 2007 and is a Registered Petroleum Geologist with over 30 years of experience in the oil and gas industry.  Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.  Mr. Grabb has worked as Exploration Manager for Samson Resources Company, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, since March 2007 and previously served as a geologist for Newfield Exploration from April 2003 to March 2007.  He was an integral member of the Newfield Exploration geologic team that conceptualized and commercialized the resource plays that have driven Newfield’s growth.  Mr. Grabb holds B.S. and M.S. Degrees in geology from Montana State University.  Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Mr. Jamison has served as a director since August 2011 and has served as the Chairman and Chief Executive Officer of the Jamison Group LLC, which advises private landowners regarding large land exchanges with the U.S. Federal Government, since 2009.  Prior to founding the Jamison Group in 2009, Mr. Jamison served from 1994 to 2009 as a Partner in the firm of Jamison and Sullivan, Inc., a diversified consulting firm that specialized in advising start-up companies regarding business development matters, lobbying on behalf of local governments and educational institutions, and assisting companies with development of business opportunities in foreign countries.  Mr. Jamison was appointed by President George H. W. Bush, and served from 1989 to 1993 as the National Director of the Bureau of Land Management, Department of the Interior.  Mr. Jamison also served from 1981 to 1993 as the Legislative Advisor of the Interior and Insular Affairs Committee (renamed the Natural Resources Committee), U.S. House of Representatives.  Mr. Jamison holds a B.S. degree from Montana State University.

Mr. King has served as a director since May 2007 and has worked as a land and general manager with Hancock Enterprises, a privately held independent oil and gas exploration and production company based in Billings, Montana, since 1983.  Mr. King has been actively working in the Williston Basin and the Northern Rockies for over 30 years.  Throughout his career Mr. King has been very involved in regional industry and local civic affairs, including currently serving on the Montana Board of Oil and Gas Conservation Commission as a Commissioner (Gubernatorial appointment), Board of the Montana Petroleum Association, Western Montana BLM Advisory Council, IOGCC Public Lands Committee, U of MT President’s Advisory Council, and the Finance Committee for the Montana Community Foundation.  Mr. King was a founding member of the Board of Directors for Crown Butte Resources, Ltd. From 1987 to 1996.  Mr. King holds a degree in Economics from the University of Montana.

Mr. Weber has served as a director since August 2011 and serves as Chairman and Chief Executive Officer of PennEnergy Resources, LLC, a private equity backed independent oil and gas operator focused on the Marcellus Shale in Pennsylvania and West Virginia.  Prior to co-founding PennEnergy in June 2011, he was President of Atlas Energy, Inc. from September 2009 to February 2011, President and Chief Operating Officer of Atlas Energy Resources, LLC from April 2006 to February 2011, and a director of Atlas Energy Resources, LLC from December 2006 to September 2009.  Atlas, which was sold to Chevron Corporation in 2011, operated more than 10,000 oil and gas wells in four different basins, including the Appalachian Basin.  In addition, Atlas owned and controlled the general partner of Atlas Pipeline Partners, L.P., a mid-stream MLP having pipeline and natural gas processing assets in the Appalachian Basin and Mid-Continent region. Prior to joining Atlas, Mr. Weber spent 14 years at McDonald & Company Securities, Inc., subsequently acquired by KeyBanc Capital Markets, where he founded that firm’s Energy Group.  Mr. Weber holds a B.S. in Finance from Miami University (Ohio) and an M.B.A. from Tulane University.

Each nominee brings a unique set of skills to our board of directors.  The board of directors believes the nominees as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management, marketing and corporate governance that are necessary to effectively oversee our company.  Set forth below are the conclusions reached by our board of directors as to why each nominee is qualified for service as a director of our company.

●
Mr. Reger has been our chairman and chief executive officer since our inception and has worked in the oil and gas industry for more than 20 years.  Mr. Reger provides unique industry knowledge related to acquiring mineral leases and brings a deep relationship base with various oil and gas companies in the Williston Basin.

●
Ms. Bromiley has extensive experience as a chief financial officer and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.

●
Mr. Grabb is a registered petroleum geologist with over 30 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.

●	Mr. Jamison has extensive business and governmental experience in the areas of land management and mineral rights that brings a unique perspective to our board of directors.

●
Mr. King has over 30 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.

●	Mr. Weber has extensive experience in the oil and gas industry, and provides us with expertise in financial structuring, capital markets and risk management.

Required Vote

Election to our board of directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014.  A proposal to ratify that appointment will be presented to shareholders at the meeting.  If shareholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in our best interests.  Representatives of Deloitte are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so.  In addition, they are expected to be available to respond to appropriate questions.

Registered Public Accountant Fees

Deloitte served as our independent registered public accounting firm for the years ended December 31, 2013 and 2012.  Aggregate fees for professional services rendered by Deloitte for the years ended December 31, 2013 and December 31, 2012 were as follows:

	Fiscal Year Ended
	December 31, 2013		December 31, 2012
Audit Fees	$559,961		$569,412
Audit-Related Fees	-		4,700	(1)
Tax Fees	9,965	(2)	18,400	(2)
All Other Fees	-		-
Total	$569,926		$592,512
________________

(1)	Audit-related fees in 2012 consisted of fees relating to work performed in connection with comment letters received from regulators.

(2)	Tax related fees in 2013 and 2012 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.

Audit fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by Deloitte on these services that were attributable to work performed by persons not employed by Deloitte, as applicable on a full-time permanent basis did not exceed 50%.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our audit committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our audit committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The audit committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The committee pre-approved all of the services we received from Deloitte during 2013.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

AUDIT COMMITTEE REPORT

The audit committee of the board is composed of three non-employee directors who meet NYSE MKT independence requirements.  Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.”  The committee met five times during 2013 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls.  In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations.  Prior to filing our annual report on Form 10-K, the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits.  The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The audit committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2013, management’s assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, including all amendments, for filing with the SEC.

The name of each person who serves as a member of our audit committee is set forth below.

Lisa Bromiley (Chairperson)	Robert Grabb	Richard Weber

PROPOSAL 3

NONBINDING ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a ‘‘Say on Pay’’ proposal, provides our shareholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table on page 28 of this proxy statement.  Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors.  However, the compensation committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.

Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” beginning on page 18 and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis.”  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy.  It also explains how and why the compensation committee made specific decisions about the named executive officers’ compensation for their 2013 performance.

Resolved, that the shareholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2013 compensation program for the following named executive officers, who were the only individuals who served as executive officers during 2013:

Michael Reger..................... Chief Executive Officer, Chairman of the Board and Director

Thomas Stoelk..................... Chief Financial Officer

Brandon Elliott.................... Executive Vice President, Corporate Development and Strategy

Erik Romslo......................... Execuitve Vice President, General Counsel and Secretary
Overview

Our compensation committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and principles of corporate governance.  The compensation committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the committee deems appropriate.  Our compensation committee has historically reviewed and approved base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.

We have implemented a compensation program that is designed to reward our management for maximizing shareholder value and ensuring the long-term stability of our company. Our compensation program is intended to reward individual accomplishments, team success and corporate results. It also recognizes the varying responsibilities and contributions of each employee and is intended to foster an ownership mentality among our management team.

During 2013, our company made significant financial and operating achievements, which the compensation committee believes warranted meaningful rewards to our named executive officers.  Our 2013 achievements included:

•	24% increase in oil and gas sales compared to 2012;
•	25% growth in proved reserve volumes compared to year-end 2012;
•	Added 531 gross (40.0 net) wells to production, resulting in a 38% increase in net producing wells compared to year-end 2012;
•	Grew our leasehold position to 187,044 net acres with approximately 63% of our total acreage position developed, held by production or held by operations as of December 31, 2013; and
•	Added access to capital through the issuance of $200 million in 8% senior notes due 2020, and a $100 million increase in the borrowing base under our revolving credit facility.

Prior to 2012, year-end compensation decisions for our executive officers were made primarily using a post hoc process where the compensation committee reviewed company and individual performance at the end of the year, and then made decisions regarding year-end annual bonuses and long-term incentive awards.  The compensation committee had historically utilized this methodology due to the difficulty of setting meaningful performance goals for an early-stage company experiencing rapid growth in a dynamic business environment.  With the maturing of our company and the business environment in which we operate, the compensation committee determined in 2012 that it was appropriate to increase our reliance on pre-determined performance goals in determining executive compensation.  As such, amounts paid to executive officers under our annual bonus incentive program, and the number of restricted shares granted to executive officers under our long-term equity incentive program, are now largely driven by performance relative to pre-determined performance goals. These plans are described in more detail below under “Annual Bonus Incentive Plan” and “Long-Term Equity Incentive Program.”

In 2013, we held a stockholder advisory vote on the compensation paid to our named executive officers for 2012, which resulted in approximately 97% of the votes cast approving such compensation.  Our compensation committee evaluated the results of last year’s advisory vote on executive compensation and, given the support expressed by stockholders, did not make any specific changes to our executive compensation program as a result thereof.

Compensation Consultant and Peer Group

In 2011, the compensation committee engaged BDO Seidman (“BDO”) as an independent consultant to advise the compensation committee on peer group executive compensation practices, and with respect to potential compensation packages for certain management additions the company considered during the year.  In connection with this engagement, the compensation committee selected a group of companies that they consider a “peer group” for executive compensation analysis purposes.  The oil and gas companies that comprise this peer group were selected primarily on the basis of their financial and operating profiles, and/or because they potentially compete with us for executive talent.

Neither the compensation committee nor management has engaged a compensation consultant since the 2011 engagement of BDO described above.  However, in connection with making executive compensation decisions in March 2013, the compensation committee altered our peer group for executive compensation analysis purposes.  The 2013 peer group for these purposes consisted of Bill Barrett Corp., Carrizo Oil and Gas, Inc., Forest Oil Corporation, Goodrich Petroleum Corp., Gulfport Energy Corp., Halcon Resources Corp., Kodiak Oil & Gas Corp., Magnum Hunter Resources Corp., Oasis Petroleum Inc., Resolute Energy Corp., Rosetta Resources Inc., Stone Energy Corp., and Swift Energy Company.

The compensation committee again altered our peer group for executive compensation analysis purposes in March 2014, with the addition of Emerald Oil, Inc. and Triangle Petroleum Corporation, and the removal of Stone Energy Corp.  As a result, the 2014 peer group consists of Bill Barrett Corp., Carrizo Oil and Gas, Inc., Emerald Oil, Inc., Forest Oil Corporation, Goodrich Petroleum Corp., Gulfport Energy Corp., Halcon Resources Corp., Kodiak Oil & Gas Corp., Magnum Hunter Resources Corp., Oasis Petroleum Inc., Resolute Energy Corp., Rosetta Resources Inc., Swift Energy Company, and Triangle Petroleum Corporation.

Changes in the peer group over time have occurred primarily due to changes in the financial and operating profiles of our company and potential peer companies, as well as our compensation committee’s subjective determination regarding the companies with whom we compete for executive talent.  In addition, several former peer companies have ceased to be public companies due to sales or pending sales.

The 2013 and 2014 peer groups were selected by the compensation committee primarily for the purposes of the 2013 and 2014 long-term equity incentive programs, respectively, which are described in more detail below under “2014 Long-Term Equity Incentives” and “2015 Long-Term Equity Incentives.”  In addition, each year the compensation committee reviews detailed information regarding the executive compensation program of each company in the peer group, particularly as it applies to compensation of the chief executive officer and chief financial officer.  The compensation committee does not seek to apply any particular benchmark relative to the peer group in setting compensation levels.  However, the peer group data is considered in connection with setting base salaries, developing our annual executive compensation program, and making year-end determinations under the annual bonus and long-term equity incentive programs.

Role of Executives in Establishing Compensation

The compensation committee makes the final determination of all compensation paid to our named executive officers and is involved in all compensation decisions affecting our executive officers.  However, management also plays a role in the determination of executive compensation levels.  At the end of each year, management provides recommendations to the compensation committee regarding any discretionary items affecting year-end bonus and long-term incentive compensation.  Management also participates in the discussion of peer companies to be used by the compensation committee for executive compensation analysis purposes, and in recommending the structure of bonus plans and performance goals to be used thereunder.  All management recommendations are reviewed and modified as necessary by the compensation committee, and final decisions affecting compensation amounts are ultimately made by the compensation committee.  The compensation committee meets regularly in executive session without management present.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives.  We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs.  Our compensation program is intended to reward exceptional organizational and individual performance.  Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•
Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;

•	Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;

•	Correlate a portion of management’s compensation to measurable financial and operating performance;

•	Evaluate and rate performance relative to the existing market conditions during the measurement period; and

•	Set compensation and incentive levels that reflect competitive market practices.

The principal components of our executive compensation program are base salary, annual incentive bonuses and long-term incentive awards. We blend these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders.

We have traditionally utilized stock incentives as a means to align the interests of our management with the interests of our shareholders and motivate our management to enhance shareholder value.  Stock issuances to-date have been designed to serve as both short-term rewards and long-term incentives.  As a result, each of our named executive officers who have served with the company for at least one year holds a significant number of shares of our outstanding common stock.

Employment Agreements

All executive officers have entered into written employment agreements with our company.  All such agreements provide that year-end cash bonuses are at the discretion of the compensation committee or board of directors, to be determined according to our achievement of performance objectives each year.  Certain provisions of such agreements with our named executive officers are summarized below under “Potential Payments upon Termination or Change in Control.”

Elements of Compensation

The total compensation and benefits program for our executive officers generally consists of a combination of the following components:

•	base salaries;

•	annual bonus incentive plan;

•	discretionary bonuses;

•	long-term equity-based incentive compensation;

•	retirement, health and welfare benefits;

•	perquisites; and

•	severance/change of control arrangements.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, education, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation.  Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including detailed organizational and competitive analyses, and qualitative, including the compensation committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

For 2011, 2012 and 2013, Mr. Reger requested, and the compensation committee agreed, that he would not receive any base cash compensation, meaning that for this period he was compensated primarily through equity awards, with the exception of receiving some or all of his year-end bonuses in cash.  Receiving primarily stock compensation for this period was intended to strongly align the personal performance and success of Mr. Reger, who co-founded our business, with the interests and success of our shareholders.  On March 29, 2013, the compensation committee determined that Mr. Reger’s base salary for 2013 would be paid quarterly in the form of fully vested shares of the company’s common stock with a total value equal to $825,000 as of March 29, 2013.  The $825,000 base salary amount for 2013 was substantially equivalent to the $824,880 in compensation value recognized by Mr. Reger in 2012 from vesting of restricted shares that were deemed by the compensation committee to be in place of his base salary for 2012.  For 2014, the compensation committee determined to pay Mr. Reger’s base salary in cash rather than equity awards to conform to more typical compensation practices.  Mr. Reger’s base salary was increased to $858,000 for 2014, a four percent increase pursuant to the terms of his employment agreement.

Mr. Stoelk’s annual base salary was increased to $400,000 for 2013, and further increased to $450,000 for 2014, as a result of his outstanding individual contributions and his expanded responsibilities following the departures during 2012 of our former president and former chief operating officer.  Mr. Elliott joined the company in January 2013 and, under his employment agreement, has an annual base salary of $250,000.  Mr. Romslo’s annual base salary was increased to $275,000 for 2013 in connection with his promotion to an executive officer role, and further increased to $286,000 for 2014, a four percent increase pursuant to the terms of his employment agreement.

Annual Bonus Incentive Plan

The annual bonus incentive plan provides variable compensation for the achievement of financial and operating performance objectives.  It is designed to reward executive officers for their contribution to the achievement of certain objectives of our company.  Under this compensation program, each executive officer has the opportunity to earn an annual incentive compensation bonus up to a maximum of 200% of base salary.  These bonuses are generally expected to be paid in cash, although the Compensation Committee retains the discretion to pay these bonuses in cash or stock.

Discretionary Bonuses

In addition to bonuses under the annual bonus incentive plan discussed above, the compensation committee may also approve the payment of discretionary bonuses in recognition of significant achievements or other factors.  Generally, the maximum discretionary bonus the compensation committee would award in any circumstance would not exceed 100% of base salary.  For 2013, the executive officers did not receive any discretionary cash bonuses outside of the 2013 annual bonus incentive program described below.

2013 Bonuses

In March 2013, the compensation committee adopted a 2013 annual bonus incentive program that included a matrix of performance goals that was used in determining 2013 year-end bonuses for executive officers.  The maximum amount payable under the program was a bonus equal to 200% of base salary, as follows:

•
The first half of the bonus opportunity (i.e. 100% of base salary) was dependent on achievement of specified threshold, target and maximum goals on each of three performance goals, as specified in the table below.

•
The second half of the bonus opportunity (i.e. 100% of base salary) was earned in full if any one of the specified threshold goals was achieved, provided that our compensation committee retained the discretion to reduce the amount payable in respect of this half of the bonus opportunity based on any factors it deemed relevant.  This structure allowed the compensation committee to effectively retain discretion over a portion of the bonus opportunity while still qualifying the compensation as performance-based and thus not subject to the limits on deductibility under section 162(m) of the tax code.

As to the first half of the bonus opportunity, the matrix of performance goals, the company’s achievement relative to these goals, and the bonus amounts paid in respect thereof (as a percentage of base salary) are summarized in the following table:

2013 Performance Goals	Bonus Potential (% of Annual Salary)	Goal Achieved?	Bonus Paid for Achievement (% of Annual Salary)
Threshold Goals – 25% of Base Salary
Production of at least 4.5 million BOE	8.33%	Yes	8.33%
Adjusted EBITDA of at least $271 million	8.33%	No	–
Proved reserve volumes per share increase by at least 10%	8.33%	Yes	8.33%
Target Goals – Additional 25% of Base Salary
Production of at least 4.7 million BOE	8.33%	No	–
Adjusted EBITDA of at least $282 million	8.33%	No	–
Proved reserve volumes per share increase by at least 15%	8.33%	Yes	8.33%
Maximum Goals – Additional 50% of Base Salary
Production of at least 5.0 million BOE	16.67%	No	–
Adjusted EBITDA of at least $326 million	16.67%	No	–
Proved reserve volumes per share increase by at least 20%	16.67%	Yes	16.67%
			41.66%

As shown in the foregoing table, the company achieved 2013 performance goals that resulted in a payout under the first half of the bonus opportunity equal to 41.7% of annual salary.

As to the second half of the bonus opportunity, the company’s achievement of at least one of the 2013 threshold goals permitted a bonus payout to each executive of up to an additional 100% of annual salary.  However, with respect to this half of the bonus opportunity, the compensation committee retained the discretion to reduce the amount payable based on any factors it deemed relevant.  The compensation committee elected to exercise this discretion, and set bonus payouts under this half of the bonus opportunity as follows: 45% for Mr. Reger, 70% for Mr. Stoelk, 55% for Mr. Romslo, and 40% for Mr. Elliott.  In determining the amounts to pay each executive officer under this half of the bonus opportunity, the compensation committee considered many factors, including the following: its qualitative assessment of each executive’s performance and contributions during the year; the extent to which the company’s ability to achieve the specified performance goals, as a non-operator, was influenced by factors outside its control; the company achievements during 2013 described under “Overview” above; the company’s strong balance sheet, liquidity position and oil derivatives book; and progress on critical projects during the year.

As a result of the foregoing, in March 2014 the named executive officers were paid total cash bonuses for 2013 as follows: $714,863 (86.7% of base salary) for Mr. Reger, $446,600 (111.7% of base salary) for Mr. Stoelk, $265,788 (96.7% of base salary) for Mr. Romslo, and $204,125 (81.7% of base salary) for Mr. Elliott.

2014 Bonus Plan

The compensation committee has adopted a 2014 annual bonus incentive program that includes a matrix of performance goals that will be used in determining 2014 year-end bonuses for executive officers.  For 2014, the annual performance goals are based on metrics related to return on equity, Adjusted EBITDA, production growth, reserve replacement and finding costs.  The maximum bonus payout under the program is 200% of an individual’s base salary.  A portion of the bonus opportunity is dependent on achievement of specified threshold, target and maximum goals on each of the five metrics, while the other portion is dependent on achievement of the specified threshold performance goal on any one of the five metrics.  As to the latter portion of the bonus opportunity, our compensation committee retains the discretion to reduce the bonus amount that would otherwise be payable based on any factors it deems relevant, such as individual performance and external market conditions.

Long-Term Equity Incentive Program

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders. Since equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period.

Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment and occasionally achievement of certain performance objectives. We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among companies with whom we compete for executive talent.  The compensation committee typically has determined the size of any long-term equity award in connection with year-end compensation decisions.

2013 Long-Term Equity Incentives

On March 29, 2013, in connection with making year-end compensation decisions for 2012 and establishing the executive officer compensation programs for 2013, the compensation committee approved long-term incentive awards to each of Mr. Reger and Mr. Stoelk.  Because Mr. Elliott and Mr. Romslo did not serve as executive officers during 2012, they were not eligible for these awards under the company’s long-term equity incentive program.  The awards to Mr. Reger and Mr. Stoelk were based on a multiple of 1.75 times 2012 base salaries, a significant reduction from the 3.5 times multiplier used by the compensation committee for the prior year awards.  The compensation committee believed such reduction in the multiplier was appropriate in light of the company’s stock performance and relative shareholder returns during 2012.  Still, the 1.75 multiplier resulted in awards that the compensation committee viewed as having substantial compensatory value, which it deemed appropriate in light of the significant company achievements during 2012.

Because Mr. Reger did not receive a cash base salary during 2012, the annual base salary used for purposes of calculating his award was $824,880, which is the compensation value recognized by him in connection with the vesting of the portion of his January 1, 2012 long-term equity grant that was deemed by the compensation committee to be in place of his 2012 base salary.

As a result, on March 29, 2013, Mr. Reger received a grant of 100,385 restricted shares, vesting in three approximately equal annual installments on April 1st each year from 2014 through 2016, with a grant date fair value of $1,443,536.  Mr. Stoelk received a grant of 33,466 restricted shares, vesting in three approximately equal annual installments on April 1st each year from 2014 through 2016, with a grant date fair value of $481,241.

On January 1, 2013, Mr. Elliott received a grant of 40,000 restricted shares, vesting in four equal installments on January 1st each year from 2014 to 2017, with a grant date fair value of $683,200.  Mr. Elliott received this award pursuant to the terms of his employment agreement, upon his commencement of employment with our company.

2014 Long-Term Equity Incentives

In March 2013, the compensation committee adopted a 2013 long-term equity incentive program for purposes of determining the number of restricted shares to be issued to executive officers in early 2014.  The maximum restricted stock awards achievable under this program would have a grant date fair value equal to 300% of base salary, as follows:

•
The first half of the program consisted of a performance equity award to each executive officer with a maximum award value of 150% of 2013 annual base salary.  The actual value of restricted stock awards to be earned under this portion of the program was dependent upon our company’s 2013 total shareholder return (“TSR”) relative to the peer group described above under “Compensation Consultant and Peer Group.”  If the company’s 2013 TSR exceeded the 2013 TSR of at least 25%, 50% or 75% of the companies in the peer group, each executive would be entitled to a restricted stock award with a value equal to 50%, 100% or 150%, respectively, of 2013 annual base salary.

•
The second half of the program was left in the full discretion of the compensation committee to determine for each executive officer, based on any factors it deemed relevant, a potential additional restricted stock award with a maximum award value of 150% of 2013 annual base salary.

The compensation committee made its final determination of awards under this program on March 13, 2014.  As to the first half of this program, the company’s 2013 TSR exceeded the TSR of 23% of the companies in the peer group.  This was below the 25% threshold level of performance, and as a result the executive officers were not entitled to any award of restricted stock under this portion of the program.

As to the second half of this program, the compensation committee elected to exercise its discretion by granting restricted stock awards with grant date fair values as follows (as a percentage of 2013 annual salary): 75% for Mr. Reger, 137.5% for Mr. Stoelk, 100% for Mr. Romslo, and 50% for Mr. Elliott.  In determining the size of award for each executive officer, the compensation committee considered the factors described above under “2013 Bonuses,” as well as other factors, such as the remaining number of unvested shares held by each executive officer.

As a result, on March 13, 2014, each executive officer received a restricted stock grant, vesting in three approximately equal annual installments on March 13th each year from 2015 through 2017, as follows: 45,935 shares ($618,744 grant date fair value) for Mr. Reger, 40,831 shares ($549,994 grant date fair value) for Mr. Stoelk, 20,415 shares ($274,990 grant date fair value) for Mr. Romslo, and 9,279 shares ($124,998 grant date fair value) for Mr. Elliott.

2015 Long-Term Equity Incentives

The compensation committee has adopted a 2014 long-term equity incentive program that will determine the number of restricted shares that may be issued to executive officers in early 2015. Under this program, each executive officer has received a performance equity award with a maximum award value of 180% of 2014 base salary for Mr. Reger, and 150% of 2014 base salary for each of the other executive officers.  The actual performance equity award value that will be earned and utilized to determine the number of restricted shares to be received by each executive officer in early 2015 will be dependent upon our company’s 2014 performance relative to a matrix of performance goals.  For 2014, the performance goals are based on metrics related to year-over-year growth in average stock price (relative to the peer group described above under “Compensation Consultant and Peer Group”), debt-adjusted proved reserve value per share, and proved reserve growth.  The number of restricted shares to be issued in early 2014 will be determined by dividing the earned performance equity award value by the then current fair market value of a share of our common stock. These restricted shares will vest over a subsequent three-year service-based vesting period.

Our compensation committee expects that it may supplement this performance equity award program with an additional time-vested restricted stock award to each executive officer in 2015, the grant date fair value of which may be as much as 120% of 2014 base salary for Mr. Reger, and 150% of 2014 base salary for each of the other executive officers, with the actual grant date fair value determined in the sole discretion of the compensation committee based on such individual or company-related factors that the compensation committee deems relevant.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees.  Under the terms of their employment agreements, the named executive officers are eligible for the same broad-based benefit programs on the same basis as the rest of our employees.  Our health and welfare programs include medical, dental and long and short term disability.

We maintain a 401(k) plan for our employees.  Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code.  We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2013 include payment of all 401(k) plan contributions, personal use of company-leased vehicles and payment of related expenses (or vehicle allowances), personal use of company employees, and (for Mr. Elliott) payment of temporary housing and commuting expenses.  The company has not allowed any executive officer perquisites for personal travel and entertainment expenses since August 2012, or for tax gross-ups since January 2011.  Our costs associated with providing the foregoing benefits for named executive officers in 2013 are reflected in the Summary Compensation Table and related disclosures below.

Severance/Change of Control Arrangements

We have employment agreements in place with each of the named executive officers providing for severance compensation in connection with certain triggering events relating to a change of control of our company and/or termination of employment.  We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Compensation Committee Report

Compensation Committee Activities

The compensation committee of our board consists of three independent directors.  As the compensation committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our compensation committee charter grants the compensation committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of our executive officers.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses.

Review of Compensation Discussion and Analysis

The compensation committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages.  Based on its review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

The name of each person who serves as a member of our compensation committee is set forth below.

Lisa Bromiley (Chairperson)	Jack King	Richard Weber

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The table below shows compensation for our named executive officers for services in all capacities to our company during fiscal years 2011, 2012 and 2013.  Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future.  For more information regarding our salary policies and executive compensation plans, please review the information above under the caption “Compensation Discussion and Analysis.”

Name and Principal Position (1)	Year	Salary ($)		Bonus ($)	Stock Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (8)	All Other Compensation ($) (9)	Total Compensation ($)
Michael Reger CEO and Chairman of the Board	2013	825,000	(2)	–	1,443,536	(4)	714,863	52,219	3,035,618
	2012	–		309,330	4,181,520		721,770	90,726	5,303,346
	2011	–		1,455,300	9,214,860		–	116,625	10,786,785

Thomas Stoelk CFO	2013	400,000		–	481,241	(5)	446,600	61,618	1,389,459
	2012	275,000		103,125	1,663,000		240,625	37,683	2,319,433
	2011	15,625		–	239,800		–	1,250	256,675

Erik Romslo EVP, General Counsel and Secretary	2013	275,000		–	–	(6)	265,788	54,732	595,520

Brandon Elliott EVP, Corporate Development and Strategy	2013	250,000		–	683,200	(7)	204,125	99,641	1,236,966

__________________

(1)
Mr. Stoelk joined the company in December 2011.  Mr. Romslo joined the company in October 2011, but was promoted to an executive officer position in January 2013.  Mr. Elliott joined the company in January 2013.

(2)
For 2013, 2012 and 2011, Mr. Reger requested and agreed with the compensation committee to not receive any cash base salary compensation, instead being compensated primarily through stock awards in order to strongly align his interests with the interests of our shareholders.  For 2013, his compensation in lieu of cash base salary was paid quarterly in the form of fully vested shares of the company’s common stock with a total value equal to $825,000 as of March 29, 2013 (the date the compensation committee determined the amount of shares Mr. Reger would receive in lieu of salary).  Since the shares were issued quarterly, they are reported in four separate line items in the Grants of Plan-Based Awards table below.  For 2012 and 2011, Mr. Reger’s compensation in lieu of cash base salary consisted of additional restricted stock awards, the value of which was included in the Stock Awards column for such years.  See “Compensation Discussion and Analysis–Base Salaries” above.

(3)
Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during the applicable year.  SEC rules do not permit inclusion in a given year of stock awards attributable to a particular year's performance, as is the case for salary, bonus and non-equity incentive plan amounts.  As a result, the Stock Awards amounts shown for a 2013 generally reflect awards granted in respect of performance in 2012.  Grant date fair values are computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 7 to our financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K for fiscal year 2013.

(4)
The Stock Awards amount reported for Mr. Reger in 2013 excludes the value of fully vested shares granted in lieu of cash base salary, because the Salary column reflects the value of such shares (as of the date the compensation committee determined the number of shares).  The Stock Awards amount reported for Mr. Reger in 2013 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
Long-term incentive grant for 2012 performance	3/29/2013	100,385	Three Years	1,443,536

(5)	The Stock Awards amount reported for Mr. Stoelk in 2013 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
Long-term incentive grant for 2012 performance	3/29/2013	33,466	Three Years	481,241

(6)
Mr. Romslo was not an executive officer during 2012 and as a result received his equity award attributable to 2012 performance at the end of 2012, as is our standard practice for employees that are not executive officers.  Therefore, Mr. Romslo was not granted an equity award during 2013.

(7)	The Stock Awards amount reported for Mr. Elliott in 2013 consists of the following:

Purpose	Grant Date	Restricted Shares	Vesting Period	Grant Date Fair Value ($)
Initial long-term incentive grant under employment agreement	1/1/2013	40,000	Four Years	683,200

(8)
The Non-Equity Incentive Plan Compensation amounts reported for 2013 represent the year-end cash bonuses paid to each executive officer under the 2013 annual bonus incentive program.  See “Compensation Discussion and Analysis–2013 Bonuses” above.

(9)	The All Other Compensation amounts reported for 2013 consist of the following:

Form of All Other Compensation	Michael Reger	Thomas Stoelk	Erik Romslo	Brandon Elliott
Personal use of company-leased vehicle ($)	12,937	–	19,526	–
Vehicle allowance ($)	–	15,000	–	12,000
401(k) contributions by the Company ($)	35,000	46,000	35,000	35,000
Temporary living and commuting expenses ($)	–	–	–	52,394
Miscellaneous Perquisites ($)	4,282	618	206	247
Total ($)	52,219	61,618	54,732	99,641

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2013.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Compensation Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Common Stock		Grant Date Fair Value of Stock Awards ($)
Michael Reger	3/31/2013	3/29/2013							14,343	(3)	206,252
	6/30/2013	3/29/2013							14,343	(3)	195,208
	9/30/2013	3/29/2013							14,343	(3)	206,969
	12/31/2013	3/29/2013							14,342	(3)	216,134
	3/29/2013	3/29/2013							100,385	(4)	1,443,536
			412,500	825,000	1,650,000
	5/23/2013	3/29/2013				412,500	825,000	1,237,500			0	(7)

Thomas Stoelk	3/29/2013	3/29/2013							33,466	(5)	481,241
			200,000	400,000	800,000
	5/23/2013	3/29/2013				200,000	400,000	600,000			0	(7)

Erik Romslo			137,500	275,000	550,000
	5/23/2013	3/29/2013				137,500	275,000	412,500			0	(7)

Brandon Elliott	1/1/2013	12/18/2012							40,000	(6)	683,200
			125,000	250,000	500,000
	5/23/2013	3/29/2013				125,000	250,000	375,000			0	(7)
__________________

(1)
Amounts in these columns assume achievement of all “threshold,” “target” or “maximum” performance goals, respectively, under the first half of the 2013 annual bonus incentive program.  As to the second half of the 2013 annual bonus incentive program, amounts in the Threshold and Target columns assume the compensation committee would have exercised its negative discretion to reduce awards to “threshold” or “target” levels if the “threshold” or “target” performance goals were achieved, and amounts in the Maximum column assume the compensation committee would not have exercised its negative discretion under the second half of the 2013 annual bonus incentive program to reduce awards below “maximum” levels if the “maximum” goals were achieved.  See “Compensation Discussion and Analysis–2013 Bonuses” above.

(2)
Amounts in this column reflect the dollar value of the performance equity awards under the first half of the 2013 long-term equity incentive program, assuming the company achieved “threshold,” “target” or “maximum” performance goals by having a 2013 total shareholder return (“TSR”) in excess of at least 25%, 50% or 75%, respectively, of the identified peer group companies.  The number of restricted shares earned in respect thereof would have been calculated by dividing such value by the closing price of the company’s common stock on the date of compensation committee determination of actual performance relative to the performance goals in early 2014, and such restricted shares would have been scheduled to vest in three equal annual installments thereafter.  See “Compensation Discussion and Analysis–2014 Long-Term Equity Incentives” above.

(3)	Fully vested shares issued in lieu of base salary. See “Compensation Discussion and Analysis–Base Salaries” above.

(4)
Reflects a restricted stock award subject to time-based vesting as follows: (i) 33,462 shares vesting on each of April 1, 2014 and April 1, 2015, and (ii) 33,461 shares vesting on April 1, 2016.  See “Compensation Discussion and Analysis–2013 Long-Term Equity Incentives” above.

(5)
Reflects a restricted stock award subject to time-based vesting as follows: (i) 11,156 shares vesting on April 1, 2014 and (ii) 11,155 shares vesting on each of April 1, 2015 and April 1, 2016.  See “Compensation Discussion and Analysis–2013 Long-Term Equity Incentives” above.

(6)
Reflects a restricted stock award subject to time-based vesting in four equal installments of 10,000 shares on January 1, 2014, 2015, 2016 and 2017.  See “Compensation Discussion and Analysis–2013 Long-Term Equity Incentives” above.

(7)
Each executive officer’s performance equity award was established by the compensation committee on March 29, 2013 under the company’s 2013 Incentive Plan, which required shareholder approval to become effective.  Shareholder approval was given on May 23, 2013, and as a result that is the grant date for the performance equity awards.  As of the grant date, the company deemed the probable outcome of the performance conditions to be that the company would perform below the “threshold” level of performance, and as a result the grant date fair value was $0.  See “Compensation Discussion and Analysis–2014 Long-Term Equity Incentives” above.

The stock awards reflected in the foregoing table are described in detail above under “Compensation Discussion and Analysis–Base Salaries” and “–2013 Long-Term Equity Incentives.”  The non-equity incentive plan awards reflected in the foregoing table are described in detail above under “Compensation Discussion and Analysis–2013 Bonuses.”  The equity incentive plan awards reflected in the foregoing table are described in detail above under “Compensation Discussion and Analysis–2014 Long-Term Equity Incentives.”

Outstanding Equity Awards

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2013.

	Stock Awards
Name	Number of Shares That Had Not Vested		Market Value of Shares That Had Not Vested (1)
Michael Reger	177,801	(2)	$2,679,461
Thomas Stoelk	113,466	(3)	$1,709,933
Erik Romslo	22,412	(4)	$314,194
Brandon Elliott	40,000	(5)	$602,800
____________________

(1)	The values in this column are based on the $15.07 closing price of our common stock on the NYSE MKT on December 31, 2013, the last trading day of 2013.

(2)
Consists of (i) restricted stock granted to Mr. Reger on March 17, 2010, 18,750 shares of which will vest on January 1, 2014, (ii) restricted stock granted to Mr. Reger on January 14, 2011, 16,666 shares of which will vest on January 1, 2014, (iii) restricted stock granted to Mr. Reger on January 1, 2012, 10,500 shares of which will vest on each of January 1, 2014, April 1, 2014, July 1, 2014 and October 1, 2014 and (iv) restricted common stock granted to Mr. Reger on March 31, 2013, 33,462 shares of which will vest on each of April 1, 2014, and April 1, 2015 and 33,461 shares of which will vest on April 1, 2016.

(3)
Consists of (i) restricted stock granted to Mr. Stoelk on June 1, 2012, 25,000 shares of which will vest on each of June 1, 2014 and June 1, 2015, and 30,000 shares of which will vest on June 1, 2016 and (ii) restricted common stock granted to Mr. Stoelk on March 31, 2013, 11,156 shares of which will vest on April 1, 2014, and 11,155 shares of which will vest on each of April 1, 2015 and April 1, 2016.

(4)
Consists of (i) restricted stock granted to Mr. Romslo on October 10, 2011, 1,563 shares of which will vest on each of January 1, 2014, April 1, 2014, July 1, 2014, October 1, 2014, January 1, 2015, April 1, 2015, and July 1, 2015, and 1,555 shares of which will vest on October 1, 2015 and (ii) restricted common stock granted to Mr. Romslo on November 27, 2012, 4,958 shares of which will vest on each of December 1, 2014 and December 1, 2015.

(5)	Consists of restricted stock granted to Mr. Elliott on January 1, 2013, 10,000 shares of which will vest on each of January 1, 2014, January 1, 2015, January 1, 2016, and January 1, 2017.

Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2013.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting (1)
Michael Reger	189,207	(2)	$2,838,990
Thomas Stoelk	30,000		$417,800
Erik Romslo	11,211		$174,388
Brandon Elliott	–		–
______________

(1)	Value based on the closing price of our common stock on the NYSE MKT on each applicable vesting date.

(2)
Amount excludes 57,371 fully vested shares issued to Mr. Reger in lieu of base salary in four quarterly installments during the year.  The combined value of these shares based on the closing price of our common stock on March 29, 2013 (the date the compensation committee determined the number of shares Mr. Reger would receive in lieu of base salary for the year) was approximately $825,000, which is the amount reported in the Salary column of the Summary Compensation Table above.  The compensation value recognized by Mr. Reger for these shares based on the closing price of our common stock on each applicable quarterly issuance date (March 31, June 30, September 30 and December 31, 2013) was $824,563.  Please see “Compensation Discussion and Analysis—Base Salaries” above.

Potential Payments upon Termination or Change in Control

We have employment agreements with each of our named executive officers.  Our agreement with Mr. Reger was most recently amended and restated in January 2009, and subsequently amended in January 2011.  The agreement with Mr. Stoelk was entered into in November 2011 in connection with us hiring him as Chief Financial Officer.  The agreement with Mr. Romslo was entered into in October 2011 in connection with us hiring him as Vice President, General Counsel and Secretary (Mr. Romslo was subsequently promoted to Executive Vice President as of January 1, 2013).  The agreement with Brandon Elliott was entered into in December 2012 in connection with us hiring him as Executive Vice President, Corporate Development and Strategy.

General Employment Agreement Provisions

The employment agreements entitle the named executive officers to each receive an annual base salary as determined by our compensation committee, subject to minimum four percent annual increases for Messrs. Reger and Romslo, and a minimum base salary of $275,000 for Mr. Stoelk and $250,000 for Mr. Elliott.  All named executive officers are eligible to receive bonus compensation at the discretion of our compensation committee or board of directors based upon meeting or exceeding established performance objectives.  The employment agreements also contain provisions prohibiting our named executive officers from competing with our company or soliciting any employees of our company for a period of three years (in the case of Mr. Reger) or one year (in the case of Messrs. Stoelk, Elliott and Romslo) following termination of their employment in the event such officer terminates his employment with our company or (in the case of Messrs. Stoelk, Elliott and Romslo) in the event our company terminates his employment for cause.  Mr. Elliott’s agreement entitled him to reimbursement of temporary living expenses in Minnesota and commuting expenses to and from his residence in Georgia until September 2013, and since that time the company has continued to reimburse such expenses.  Upon the permanent relocation of Mr. Elliott’s residence to Minnesota, his agreement also entitled him to reimbursement of up to $50,000 of expenses in connection therewith, but temporary living and commuting expenses reimbursed since September 2013 will be deducted from this allowance.

Mr. Reger’s employment agreement has a three-year term, which term automatically renews for an additional year at the end of each calendar year (unless otherwise terminated by either our company or Mr. Reger), thereby allowing for a continuing three-year term.  The employment agreements for Messrs. Stoelk, Elliott and Romslo each have a four-year term, commencing on December 12, 2011 for Mr. Stoelk, January 1, 2013 for Mr. Elliott, and October 10, 2011 for Mr. Romslo, and thereafter may annually be extended for additional one year periods by the mutual agreement of the parties.  Notwithstanding the specified term, each employee’s employment with our company is entirely “at-will,” meaning that either the employee or our company may terminate such employment relationship at any time for any reason or for no reason at all, subject to the provisions of the employment agreements.

Change-in-Control and Similar Provisions

The employment agreements with our named executive officers contain change-in-control and similar provisions entitling the employees to certain payments under specified circumstances.  The compensation committee utilized change of control provisions that were previously approved by the company’s board of directors as part of the company’s executive employment agreements. These provisions initially were suggested by the company’s outside legal counsel at the time the company entered into an employment agreement with Mr. Reger based on common practices of similarly situated companies.  The company subsequently modified certain portions of the change-in-control provisions for purposes of the amendment to Mr. Reger’s employment agreement and the later employment agreements with Messrs. Stoelk, Elliott and Romslo.  Under the agreements, a “change-in-control” is defined as any one or more of the following:

•
The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of our company, unless, in any case, the persons beneficially owning the voting securities of our company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least 75% (or, in the case of Mr. Elliott, 50%) of the voting securities of our company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of our company immediately prior to the transaction;

•
In the case of Messrs. Stoelk, Elliott and Romslo, a majority of the members of the board of directors shall not be “continuing directors” (as defined) or, in the case of Mr. Reger, individuals who constitute the incumbent board of directors cease for any reason to constitute at least a majority of the board of directors; or

•	Our shareholders approve a complete liquidation or dissolution of our company.

Mr. Reger’s agreement provides that, upon a change-in-control of our company, his employment agreement will immediately terminate and, upon the earlier to occur of his death or six months following the change-in-control, Mr. Reger would be entitled to (i) a lump sum payment equal to $2.5 million and (ii) the pre-payment by the company of the remaining lease term of his company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term.  We are obligated to make these payments for any change-in-control that occurs during Mr. Reger’s employment with the company or within six months after termination of his employment.  In addition, all unvested shares of restricted stock held by Mr. Reger would fully vest upon a change-in-control.  In addition, Mr. Reger’s agreement provides that, in the event Mr. Reger’s employment is terminated at any time by the company without cause, Mr. Reger is entitled to a lump sum payment equal to his annualized salary.

Mr. Stoelk’s agreement provides that, in the event Mr. Stoelk’s employment is terminated prior to a change-in-control or within 24 months following a change-in-control and such termination is either by the company without cause or by Mr. Stoelk for good reason (an “Involuntary Termination”), Mr. Stoelk is entitled to (i) a lump sum payment equal to two times his annualized salary, (ii) the pre-payment by the company of the remaining lease term of his company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term and (iii) continuation benefits coverage paid by the company for one year.  In addition, all unvested shares of restricted stock held by Mr. Stoelk would fully vest upon a change-in-control.

Mr. Romslo’s agreement provides that, in the event Mr. Romslo’s employment is terminated prior to a change-in-control or within 24 months following a change-in-control in an Involuntary Termination, Mr. Romslo is entitled to (i) a lump sum payment equal to his annualized salary, (ii) the pre-payment by the company of the remaining lease term of his company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term and (iii) if such termination occurs prior to any change-in-control, then full vesting of all unvested shares of restricted stock held by Mr. Romslo.  In addition, all unvested shares of restricted stock held by Mr. Romslo would fully vest upon a change-in-control.

Mr. Elliott’s agreement provides that, in the event Mr. Elliott’s employment is terminated prior to a change-in-control or within 24 months following a change-in-control in an Involuntary Termination, Mr. Elliott is entitled to (i) a lump sum payment equal to his annualized salary, (ii) the pre-payment by the company of the remaining lease term of his company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term and (iii) continuation benefits coverage paid by the company for one year.  In addition, all unvested shares of restricted stock held by Mr. Elliott would fully vest (i) upon any change-in-control occurring within 12 months after an Involuntary Termination of Mr. Elliott’s employment, and (ii) upon any Involuntary Termination of Mr. Elliott’s employment occurring within 24 months after a change-in-control.

Estimated Payments to Named Executive Officers

The compensation amounts below are estimates of the amounts that would have become payable to each named executive officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2013.

Name and Payments/Benefits	Change-in-control	Involuntary termination (1)	Involuntary termination within 24 months after a change-in-control (2)	Change-in-control within 12 months after an involuntary termination
Michael Reger
Cash ($)	2,500,000	825,000	–	–
Car lease/insurance ($)	21,029	–	–	–
Stock vesting ($)	2,679,461	–	–	–

Thomas Stoelk
Cash ($)	–	800,000	800,000	–
Benefits continuation ($)	–	26,474	26,474	–
Stock vesting ($)	1,709,933	–	–	–

Erik Romslo
Cash ($)	–	275,000	275,000	–
Car lease/insurance ($)	–	11,642	11,642	–
Stock vesting ($)	314,194	314,194	–	–

Brandon Elliott
Cash ($)	–	250,000	250,000	–
Benefits continuation ($)	–	32,248	32,248	–
Stock vesting ($)	–	–	602,800	602,800
__________________

(1)
For Mr. Reger, “involuntary termination” refers to a termination of his employment by the company without cause.  For Messrs. Stoelk, Romslo and Elliott, “involuntary termination” refers to a termination of his employment either by the company without cause or by the employee for good reason.

(2)
For Mr. Reger, no amounts are included in this column because Mr. Reger would have already received the benefits described under the change-in-control column, and his employment automatically terminates upon a change-in-control.

Non-Employee Director Compensation

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure we can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of our company; and

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the compensation committee each year, and resulting recommendations are presented to the full board for approval.  Directors who are also employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of equity in the form of restricted stock and cash for service on the board and its committees or as lead independent director. A significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of shareholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director.

The 2013 compensation program for our non-employee directors included (i) a 10,000 share restricted stock grant, vesting in four equal installments on each of April 1, 2013, July 1, 2013, October 1, 2013 and January 1, 2014, (ii) annual cash fees for service on our standing committees as follows:  audit committee chair, $35,000; other audit committee members, $15,000; compensation committee chair, $40,000; other compensation committee members, $15,000; nominating committee chair, $30,000; other nominating committee members, $15,000; executive committee members, $50,000, and (iii) an annual cash fee of $50,000 for service as lead independent director.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Robert Grabb	15,000	173,000	–	188,000
Jack King	95,000	173,000	–	268,000
Lisa Bromiley	175,000	173,000	–	348,000
Loren O’Toole (3)	15,000	173,000	–	188,000
Delos Cy Jamison	15,000	173,000	–	188,000
Richard Weber	80,000	173,000	–	253,000
_________________

(1)
Restricted stock awards for the 2013 non-employee director compensation program were granted on January 17, 2013.  Each of the non-employee directors received a grant of 10,000 shares of restricted common stock on January 17, 2013, having a grant date fair value of $173,000 (based on the $17.30 closing price of our common stock on the NYSE MKT on January 17, 2013).  The shares vested in four equal quarterly installments of 2,500 shares on April 1, 2013, July 1, 2013, October 1, 2013 and January 1, 2014

(2)
As of December 31, 2013, Mr. King, Mr. O’Toole and Ms. Bromiley each held stock options to purchase 86,000, 100,000, and 55,872 shares of common stock, respectively, at an exercise price of $5.18 per share. Mr. Grabb, Mr. Jamison and Mr. Weber held no stock options.

(3)	Mr. O’Toole served on our board until his death in December 2013.

In February 2014, the compensation committee recommended and the board of directors approved the following compensation program for our non-employee directors for 2014 and going forward (subject to future changes by the board of directors): (i) a 7,500 share restricted stock grant, vesting in quarterly installments throughout the year, (ii) an annual cash fee of $50,000 for service on our board, (iii) annual cash fees for service on our standing committees as follows: audit committee chair, $35,000; other audit committee members, $15,000; compensation committee chair, $40,000; other compensation committee members, $20,000; nominating committee chair, $30,000; other nominating committee member, $15,000; executive committee member, $50,000, and (iv) an annual cash fee of $40,000 for service as lead independent director.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plans, as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2006 Incentive Stock Option Plan	241,872	$5.18	–	(1)
2013 Equity Incentive Plan	–	–	2,019,048
Equity compensation plans not approved by security holders	–	–	–
Total	241,872	$5.18	2,019,048
______________

(1)	In 2011, our board of directors determined that no future grants will be made pursuant to the 2006 Incentive Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

We are a non-operating participant in a number of wells in North Dakota that are operated by Emerald Oil, Inc. (“Emerald”), by virtue of leased acreage held by us in drilling units operated by Emerald.  As of December 31, 2013, such wells included 14 gross (3.1 net) producing wells, and an additional 3 gross (0.7 net) wells that were drilling or awaiting completion.  Based on authorizations for expenditure (or AFEs) provided by Emerald with respect to each of the wells, the total drilling and completion costs for these 17 gross wells was estimated at approximately $176 million, approximately $40 million of which is attributable to our working interest in the wells.  James Russell (J.R.) Reger is a director, executive officer and less than 5% shareholder of Emerald, which is a publicly-traded company.  J.R. Reger is also the brother of our Chairman and Chief Executive Officer, Michael Reger.

Except as disclosed above, we had no transactions since January 1, 2013, and none are currently proposed, of the type requiring disclosure under Item 404(a) of Regulation S-K.

Related Person Transaction Review Policy

Our board of directors has adopted a written related person transaction approval policy, which we refer to as our related person policy.  Subject to the exceptions described below, our related person policy requires our audit committee to review and approve or disapprove of any proposed related person transaction.  In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others.  Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company.  It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.  Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing.  Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or shareholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our Form 10-K for the year ended December 31, 2013, has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Investor Relations.

SHAREHOLDER PROPOSALS FOR
2015 ANNUAL MEETING

We must receive shareholder proposals intended to be presented at our 2015 Annual Meeting of Shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than December 31, 2014.  Any other shareholder proposals intended to be presented, and any nominations of persons for election as directors, at the 2015 Annual Meeting of Shareholders must be received by us at our principal executive office no later than February 28, 2015.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors
Michael L. Reger
Chairman and Chief Executive Officer

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/nog Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 28, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 28, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

 Please detach here

                                                The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of	01 Michael Reger	04 Jack King	■ Vote FOR	■ Vote WITHHELD
directors:	02 Robert Grabb	05 Lisa Bromiley	all nominees	from all nominees
	03 Delos Cy Jamison	06 Richard Weber	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Deloitte & Touche LLP as our independent
registered public accounting firm for the fiscal year ending December 31, 2014.           ■   For     ■  Against    ■ Abstain

3. To approve, by a non-binding advisory vote, the compensation paid to our
named executive officers.                                                                                                         ■   For      ■  Against    ■ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:  ■      Date ______________________________________

   Signature(s) in Box

   Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign.
   Trustees, administrators, etc., should include title and authority.
   Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Northern Oil and Gas, Inc.
ANNUAL MEETING OF SHAREHOLDERS
May 29, 2014
10:00 a.m.

Graves 601 Hotel
601 1st Ave. N.
Minneapolis, MN 55403

   Northern Oil and Gas, Inc.
315 Manitoba Ave. Suite 200
Wayzata, MN 55391

                                                                                             proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 29, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Michael L. Reger and Thomas W. Stoelk, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.